Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-221865-01

Pricing Supplement

Dated January 28, 2019

United Airlines, Inc.

$1,013,070,000

2019-1 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2019-1

Pricing Supplement dated January 28, 2019 to the preliminary prospectus supplement dated January 28, 2019 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2019-1 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2019-1 (“Class A Certificates”)

Amount:	$716,625,000	$296,445,000

CUSIP:	90931C AA6	90931E AA2

ISIN:	US90931CAA62	US90931EAA29

Coupon:	4.15%	4.55%

Make-Whole Spread over Treasuries:	0.20%	0.30%

Initial Maximum Commitment Amount Under Liquidity Facility:	$45,766,460.00	$20,756,915.00

Price to Public:	100%	100%

Underwriters:

Citigroup Global Markets Inc.	$151,000,000.00	$62,000,000.00

Credit Suisse Securities (USA) LLC	$151,000,000.00	$62,000,000.00

Goldman Sachs & Co. LLC	$105,625,000.00	$44,445,000.00

Deutsche Bank Securities Inc.	$80,000,000.00	$33,000,000.00

Morgan Stanley & Co. LLC	$80,000,000.00	$33,000,000.00

J.P. Morgan Securities LLC	$35,000,000.00	$15,000,000.00

Barclays Capital Inc.	$30,000,000.00	$11,000,000.00

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$14,000,000.00	$6,000,000.00

BBVA Securities Inc.	$14,000,000.00	$6,000,000.00

BNP Paribas Securities Corp.	$14,000,000.00	$6,000,000.00

Credit Agricole Securities (USA) Inc.	$14,000,000.00	$6,000,000.00

Standard Chartered Bank	$14,000,000.00	$6,000,000.00

Wells Fargo Securities, LLC	$14,000,000.00	$6,000,000.00

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$10,130,700.00

Settlement:	February 11, 2019 (T+10) closing date, the 10th business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup at 1-877-858-5407 or Credit Suisse toll-free at 1-800-221-1037.